As filed with the Securities and Exchange Commission on April 22, 2016

Registration No. 333-140413

Registration No. 333-174398

Registration No. 333-178219

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-140413

FORM S-3 REGISTRATION STATEMENT NO. 333-174398

FORM S-3 REGISTRATION STATEMENT NO. 333-178219

UNDER

THE SECURITIES ACT OF 1933

API Technologies Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation or organization)

98-0200798

(I.R.S. Employer Identification No.)

4705 S. Apopka Vineland Rd.

Suite 210

Orlando, Florida 32819

(407) 876-0279

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Tavares

President and Chief Executive Officer

API Technologies Corp.

4705 S. Apopka Vineland Road, Suite 210

Orlando, FL 32819

(407) 876-0279

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Peter Schnur

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

(212) 885-5435

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of API Technologies Corp., a Delaware Corporation (the “Company”), on Form S-3 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”):

•	Registration Statement No. 333-140413, originally filed with the SEC on April 9, 2007, registering a total of 5,000,000* shares of the Company’s common stock, $0.001 par value (“Common Stock”);

•	Registration Statement No. 333-174398, originally filed with the SEC on September 8, 2011, registering a total of 18,131,770 shares of Common Stock; and

•	Registration Statement No. 333-333-178219, originally filed with the SEC on December 16, 2011, registering a total of 5,091,958 shares of Common Stock.

On April 22, 2016, pursuant to an Agreement and Plan of Merger, dated as of February 28, 2016, by and among RF1 Holding Company (“Parent”), RF Acquisition Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

*	Reflects the number of shares originally registered, as such number has not been adjusted herein to reflect subsequent stock splits and reverse stock splits.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on April 22, 2016.

API TECHNOLOGIES CORP.

By:	/s/ Eric Seeton
Eric Seeton
Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.